RBC Capital Markets®	Filed Pursuant to Rule 433 Registration Statement No. 333-171806

The information in this preliminary terms supplement is not complete and may be changed.

Preliminary Terms Supplement
Subject to Completion:
Dated April 4, 2013

Pricing Supplement Dated April __, 2013 to the Product Prospectus
Supplement ERN-EI-1, Prospectus Supplement, and Prospectus
Each Dated January 28, 2011.
$ __________ Bullish Barrier Booster Notes Linked to the EURO STOXX 50® Index, Due April 28, 2016 Royal Bank of Canada

Royal Bank of Canada is offering the Bullish Barrier Booster Notes (the “Notes”) linked to the performance of the Reference Asset named below.

The CUSIP number for the Notes is 78008SN28. If the level of the EURO STOXX 50® Index (the “Reference Asset”) increases from the Initial Level to the Final Level, the Notes provide a fixed return of 25%. Additionally, if the level of the Reference Asset increases from the Initial Level to the Final Level by more than 25%, the Notes provide a [110%-130%] leveraged return (to be determined on the Pricing Date) on any percentage increase above 25%.  Investors are subject to one-for-one loss of the principal amount of the Notes if the level of the Reference Asset decreases from the Initial Level to the Final Level of more than 25%. Any payments on the Notes are subject to our credit risk.

Issue Date: April 30, 2013

Maturity Date: April 28, 2016

The Notes do not pay interest.  The Notes will not be listed on any U.S. securities exchange.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page 1 of the prospectus supplement dated January 28, 2011, “Additional Risk Factors Specific to the Notes” beginning on page PS-4 of the product prospectus supplement dated January 28, 2011, and “Selected Risk Considerations” on page P-6 of this terms supplement.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to public(1)	100%	$
Underwriting discounts and commissions	%	$
Proceeds to Royal Bank of Canada	%	$

(1) For Notes sold to certain fee-based advisory accounts, the price to the public will be 97.50%.

The price at which you purchase the Notes includes hedging costs and profits that Royal Bank of Canada or its affiliates expect to incur or realize.  These costs and profits will reduce the secondary market price, if any secondary market develops, for the Notes.  As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

If the Notes priced on the date of this terms supplement, RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, would receive a commission of approximately $27.50 per $1,000 in principal amount of the Notes and would use a portion of that commission to allow selling concessions to other dealers of up to approximately $27.50 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions.  If the Notes priced on the date of this terms supplement, the price of the Notes would also include a profit of approximately $12.50 per $1,000 in principal amount of the Notes earned by Royal Bank of Canada in hedging its exposure under the Notes. In no event will the total of the commission received by RBCCM, which includes concessions to be allowed to other dealers and the hedging profits of Royal Bank of Canada, exceed $50 per $1,000 in principal amount of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

We may use this terms supplement in the initial sale of the Notes.  In addition, RBCCM or another of our affiliates may use this terms supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Bullish Barrier Booster Notes Linked to the EURO STOXX 50® Index, Due April 28, 2016

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Global Medium-Term Notes, Series E

Underwriter:	RBC Capital Markets, LLC (“RBCCM”)

Reference Asset:	EURO STOXX 50® Index

Bloomberg Ticker:	SX5E

Currency:	U.S. Dollars

Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof

Pricing Date:	April 26, 2013

Issue Date:	April 30, 2013

CUSIP:	78008SN28

Valuation Date:	April 26, 2016

Payment at Maturity (if held to maturity):
If, on the Valuation Date, the Percentage Change is positive, but does not exceed 25%, then the investor will receive an amount equal to the principal amount plus the Booster Coupon.

If, on the Valuation Date, the Percentage Change is greater than 25%, then the investor will receive an amount equal to:

Principal Amount + Booster Coupon + [Principal Amount x
(Percentage Change - 25%) x Leverage Factor]

If, on the Valuation Date, the Percentage Change is less than or equal to 0%, but not by more than the Barrier Percentage (that is, the Percentage Change is between zero and -25%), then the investor will receive the principal amount only.

If, on the Valuation Date, the Percentage Change is negative, by more than the Barrier Percentage (that is, the Percentage Change is between -25.01% and -100%), then the investor will receive a cash payment equal to:

Principal Amount + (Principal Amount x Percentage Change)

Percentage Change:	The Percentage Change, expressed as a percentage, is calculated using the following formula: Final Level - Initial Level Initial Level

Initial Level:	The closing level of the Reference Asset on the Pricing Date.

Final Level:	The closing level of the Reference Asset on the Valuation Date.

RBC Capital Markets, LLC

Bullish Barrier Booster Notes Linked to the EURO STOXX 50® Index, Due April 28, 2016

Booster Coupon:	25% of the principal amount

Leverage Factor:	[110%-130%] (to be determined on the Pricing Date)

Barrier Percentage:	25%

Barrier Level:	75% of the Initial Level

Maturity Date:	April 28, 2016, subject to extension for market and other disruptions, as described in the product prospectus supplement dated January 28, 2011.

Term:	Approximately three years

Principal at Risk:
The Notes are NOT principal protected.  You may lose all or a substantial portion of your principal amount at maturity if there is a percentage decrease from the Initial Level to the Final Level of more than 25%.

Calculation Agent:	RBCCM

U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion in this terms supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences” and the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated January 28, 2011 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issue Date.  The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated January 28, 2011).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on pages P-2 and P-3 of this terms supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated January 28, 2011, as modified by this terms supplement.

RBC Capital Markets, LLC

Bullish Barrier Booster Notes Linked to the EURO STOXX 50® Index, Due April 28, 2016

ADDITIONAL TERMS OF YOUR NOTES

You should read this terms supplement together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011 and the product prospectus supplement dated January 28, 2011, relating to our Senior Global Medium-Term Notes, Series E, of which these Notes are a part. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this terms supplement will control.  The Notes vary from the terms described in the product prospectus supplement in several important ways.  You should read this terms supplement carefully.

This terms supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 28, 2011 and “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated January 28, 2011, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

Prospectus Supplement dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

Product Prospectus Supplement ERN-EI-1 dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000380/m22111424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this terms supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this terms supplement relates.  Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-866-609-6009.

RBC Capital Markets, LLC

Bullish Barrier Booster Notes Linked to the EURO STOXX 50® Index, Due April 28, 2016

HYPOTHETICAL RETURNS

The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Reference Asset used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the Initial Level, the Final Level or the level of the Reference Asset on the Valuation Date or on any trading day prior to the Maturity Date. All examples assume that a holder purchased Notes with an aggregate principal amount of $1,000, the Barrier Percentage of 25% (the Barrier Level is 75% of the Initial Level), the Booster Coupon of 25% of the principal amount, a Leverage Factor of 120% of the principal amount (the midpoint of the Leverage Factor range of 110% to 130% of the principal amount), and that no market disruption event occurs on the Valuation Date.

Example 1—	Calculation of the Payment at Maturity where the Percentage Change is positive, but less than 25%.

	Percentage Change:	5%

	Payment at Maturity:	$1,000 + ($1,000 x 25%) = $1,000 + $250 = $1,250

	On a $1,000 investment, a 5% Percentage Change results in a Payment at Maturity of $1,250, a 25% return on the Notes.

Example 2—	Calculation of the Payment at Maturity where the Percentage Change is positive and exceeds 25%.

	Percentage Change:	50%

	Payment at Maturity:	$1,000 + $250 + [$1,000 x (50% - 25%) x 120%] = $1,000 + $250 + $300 = $1,550

	On a $1,000 investment, a 50% Percentage Change results in a Payment at Maturity of $1,550, a 55% return on the Notes.

Example 3—	Calculation of the Payment at Maturity where the Percentage Change is negative (but not by more than the Barrier Percentage).

	Percentage Change:	-10%

	Payment at Maturity:	At maturity, if the Percentage Change is negative BUT not by more than the Barrier Percentage, then the Payment at Maturity will equal the principal amount.

	On a $1,000 investment, a -10.00% Percentage Change results in a Payment at Maturity of $1,000, a 0% return on the Notes.

Example 4—	Calculation of the Payment at Maturity where the Percentage Change is negative (by more than the Barrier Percentage).

	Percentage Change:	-30%

	Payment at Maturity:	$1,000 + ($1,000 x -30%) = $1,000 - $300 = $700

	On a $1,000 investment, a -30% Percentage Change results in a Payment at Maturity of $700, a -30% return on the Notes.

RBC Capital Markets, LLC

Bullish Barrier Booster Notes Linked to the EURO STOXX 50® Index, Due April 28, 2016

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Asset.  These risks are explained in more detail in the section “Additional Risk Factors Specific to the Notes,” beginning on page PS-4 of the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:

•
Principal at Risk – Investors in the Notes could lose some or all of their principal amount if the level of the Reference Asset declines by more the Barrier Percentage.  You will lose 1% percent of the principal amount of your Notes for each 1% that the Final Level is less than the Initial Level if the Final Level is less than 25% of the Initial Level.

•
The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity – There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes – The Notes are Royal Bank’s senior unsecured debt securities.  As a result, your receipt of the amount due on the maturity date is dependent upon Royal Bank’s ability to repay its obligations at that time.  This will be the case even if the level of the Reference Asset increases after the pricing date.  No assurance can be given as to what our financial condition will be at the maturity of the Notes.

•
There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses – There may be little or no secondary market for the Notes.  The Notes will not be listed on any securities exchange.  RBCCM and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so.  RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time.  Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

•
You Will Not Have Any Rights to the Securities Included in the Reference Asset – As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities included in the Reference Asset would have.

•
The Inclusion in the Purchase Price of the Notes of a Selling Concession and of Royal Bank’s Cost of Hedging its Market Risk under the Notes Will Adversely Affect the Value of the Notes Prior to Maturity – The price at which you purchase of the Notes includes a selling concession (including a broker’s commission), as well as the costs that Royal Bank (or one of its affiliates) expects to incur in the hedging of its market risk under the Notes. Such hedging costs include the expected cost of undertaking this hedge, as well as the profit that Royal Bank (or its affiliates) expects to realize in consideration for assuming the risks inherent in providing such hedge.  As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•
Market Disruption Events and Adjustments – The payment at maturity and the valuation date are subject to adjustment as described in the product prospectus supplement.  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

RBC Capital Markets, LLC

Bullish Barrier Booster Notes Linked to the EURO STOXX 50® Index, Due April 28, 2016

INFORMATION REGARDING THE REFERENCE ASSET

All disclosures contained in this terms supplement regarding the Reference Asset, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, STOXX Limited. STOXX Limited, which owns the copyright and all other rights to the Reference Asset, has no obligation to continue to publish, and may discontinue publication of, the Reference Asset. The consequences of STOXX Limited discontinuing publication of the Reference Asset are discussed in the section of the product prospectus supplement entitled “General Terms of the Notes— Unavailability of the Level of the Reference Asset on a Valuation Date.” Neither we nor RBC Capital Markets, LLC accepts any responsibility for the calculation, maintenance or publication of the Reference Asset or any successor index.

The EURO STOXX 50® Index was created by STOXX Limited and SIX Swiss Exchange AG.  Publication of the Reference Asset began in February 1998, based on an initial level of 1,000 at December 31, 1991.  Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day.  Changes in the composition of the Reference Asset are made to ensure that the Reference Asset includes the 50 market sector leaders from within the Dow Jones EURO STOXX Total Market Index.  Additional information about the Reference Asset is available on the STOXX Limited website: http://www.stoxx.com.  However, information included in that website is not included or incorporated by reference in this terms supplement.

For each of the 19 EURO STOXX regional supersector indices, the stocks are ranked in terms of free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding supersector index.  If the next highest-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All current stocks in the Reference Asset are then added to the selection list.  All of the stocks on the selection list are then ranked in terms of free-float market capitalization to produce the final index selection list.  The largest 40 stocks on the selection list are selected; the remaining 10 stocks are selected from the largest remaining current stocks ranked between 41 and 60; if the number of stocks selected is still below 50, then the largest remaining stocks are selected until there are 50 stocks. In exceptional cases, STOXX’s management board can add stocks to and remove them from the selection list.

The index components are subject to a capped maximum index weight of 10%, which is applied on a quarterly basis.

The Reference Asset is composed of 50 component stocks of market sector leaders from within the Dow Jones EURO STOXX® Total Market Index, which includes stocks selected from the Eurozone.  The component stocks have a high degree of liquidity and represent the largest companies across a wide range of market sectors.

According to information obtained from STOXX, the top ten constituent stocks of the Reference Asset as of March 28, 2013, by weight, were: Sanofi-Aventis (5.61%), Total (5.34%), Siemens (4.26%), BASF (4.24%), Bayer (3.99%), BCO Santander (3.78%), SAP AG (3.68%), Anheuser-Busch INBEV (3.34%), Allianz (3.12%), and ENI (3.00%).

 According to information obtained from STOXX, as of March 28, 2013, the 17 industry sectors which comprised the Reference Asset represented the following weights in the Reference Asset: banks (13.6%); chemicals (10.1%); oil and gas (9.0%); food and beverage (8.9%); industrial goods and services (8.9%); insurance (8.6%), healthcare (7.2%); utilities (6.2%); automobiles and parts (5.4%); telecommunications (5.2%); technology (4.8%); personal and household goods (4.1%); construction and materials (2.7%); retail (2.2%); media (1.3%); real estate (1.1%); and basic resources (0.6%).  These sectors represent 17 of the 19 supersector indices described above.   Percentages may not sum to 100% due to rounding. Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

RBC Capital Markets, LLC

Bullish Barrier Booster Notes Linked to the EURO STOXX 50® Index, Due April 28, 2016

 According to information obtained from STOXX, as of March 28, 2013, the 8 countries which comprise the Reference Asset represented the following weights in the Reference Asset: France (36.8%); Germany (32.2%); Spain (11.7%); Italy (7.2%); Netherlands (7.1%); Belgium (3.6%); Ireland (0.8%); and Luxembourg (0.6%).

Index Composition and Maintenance

The composition of the Reference Asset is reviewed annually, based on the closing stock data on the last trading day in August.  The component stocks are announced on the first trading day in September.

The free float factors for each component stock used to calculate the Reference Asset, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review.

The Reference Asset is subject to a “fast exit rule.”  The index components are monitored for any changes based on the monthly selection list ranking.  A stock is deleted from the Reference Asset if: (a) it ranks 75 or below on the monthly selection list and (b) it has been ranked 75 or below for a consecutive period of two months in the monthly selection list.  The highest-ranked stock that is not an index component will replace it.  Changes will be implemented on the close of the fifth trading day of the month, and are effective the next trading day.

The Reference Asset is also subject to a “fast entry rule.”  All stocks on the latest selection lists and initial public offering (IPO) stocks are reviewed for a fast-track addition on a quarterly basis. A stock is added, if (a) it qualifies for the latest STOXX blue-chip selection list generated end of February, May, August or November and (b) it ranks within the “lower buffer” on this selection list.

The Reference Asset is also reviewed on an ongoing basis.  Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the index composition are immediately reviewed.  Any changes are announced, implemented, and much effective in line with the type of corporate action and the magnitude of the effect.

Index Calculation

The Reference Asset is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight.  The formula for calculating the index value can be expressed as follows:

Index =	free float market capitalization of the index at the time
divisor of the index at the time

The “free float market capitalization of the index” is equal to the sum of the products of the closing price, number of shares, free float factor, weighting cap factor, and the exchange rate from local currency into the index currency for the component company as of the time that the Reference Asset is being calculated.

The divisor of the Reference Asset is adjusted to maintain the continuity of the Reference Asset’s values across changes due to corporate actions, such as cash dividends, rights offerings, stock dividends from treasury shares, repurchases of shares and self tender, and spin-offs.

License Agreement

Royal Bank of Canada has entered into a non-exclusive license agreement with STOXX, which grants us a license in exchange for a fee to use the Reference Asset in connection with the issuance of certain securities, including the notes.

STOXX has no relationship to Royal Bank of Canada, other than the licensing of the Reference Asset and its service marks for use in connection with the notes.

STOXX does not:

▪	sponsor, endorse, sell or promote the notes.

▪	recommend that any person invest in the notes or any other financial products.

RBC Capital Markets, LLC

Bullish Barrier Booster Notes Linked to the EURO STOXX 50® Index, Due April 28, 2016

▪	have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes.

▪	have any responsibility or liability for the administration, management or marketing of the notes.

▪	consider the needs of the notes or the owners of the notes in determining, composing or calculating the Reference Asset or have any obligation to do so.

STOXX will not have any liability in connection with the notes.  Specifically, STOXX does not make any warranty, express or implied, and STOXX disclaims any warranty about:

•	the results to be obtained by the notes, the owner of the notes or any other person in connection with the use of the Reference Asset and the data included in the Reference Asset;

•	the accuracy or completeness of the Reference Asset or its data;

•	the merchantability and the fitness for a particular purpose or use of the Reference Asset or its data;

•	any errors, omissions or interruptions in the Reference Asset or its data; and

•	any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX knows that they might occur.

The licensing relating to the use of the Reference Asset and trademark referred to above by Royal Bank of Canada is solely for the benefit of Royal Bank, and not for any other third parties.

RBC Capital Markets, LLC

Bullish Barrier Booster Notes Linked to the EURO STOXX 50® Index, Due April 28, 2016

Historical Information

The graph below sets forth the information relating to the historical performance of the Reference Asset. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing levels of the Reference Asset. The information provided in this table is for the four calendar quarters of 2010, 2011 and 2012, the first quarter of 2013, and for the period from April1, 2013 through April 3, 2013.

We obtained the information regarding the historical performance of the Reference Asset in the chart below from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the Reference Asset. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.

Period- Start Date	Period- End Date	High Intra-Day Level of the Reference Asset	Low Intra-Day Level of the Reference Asset	Period-End Closing Level of the Reference Asset

1/1/2010	3/31/2010	3,044.37	2,617.77	2,931.16
4/1/2010	6/30/2010	3,027.14	2,448.10	2,573.32
7/1/2010	9/30/2010	2,849.45	2,502.50	2,747.90
10/1/2010	12/31/2010	2,902.80	2,635.08	2,792.82

1/1/2011	3/31/2011	3,077.24	2,717.74	2,910.91
4/1/2011	6/30/2011	3,029.68	2,692.95	2,848.53
7/1/2011	9/30/2011	2,887.30	1,935.89	2,179.66
10/1/2011	12/30/2011	2,506.22	2,054.98	2,316.55

1/1/2012	3/30/2012	2,611.42	2,279.73	2,477.28
4/1/2012	6/29/2012	2,509.93	2,050.16	2,264.72
7/1/2012	9/28/2012	2,604.77	2,142.46	2,454.26
10/1/2012	12/31/2012	2,668.23	2,427.32	2,635.93

1/1/2013	3/28/2013	2,754.80	2,563.64	2,624.02
4/1/2013	4/3/2013	2,680.34	2,622.24	2,639.01

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC

Bullish Barrier Booster Notes Linked to the EURO STOXX 50® Index, Due April 28, 2016

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We expect that delivery of the Notes will be made against payment for the Notes on or about April 30, 2013, which is the second (2nd) business day following the Pricing Date (this settlement cycle being referred to as “T+2”).  See “Supplemental Plan of Distribution” in the prospectus supplement dated January 28, 2011. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated January 28, 2011.

RBCCM may pay fees of up to $5 per $1,000 in principal amount of the Notes to one or more FINRA members for marketing services relating to this offering.

SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES

The following disclosure supplements the discussion in the product prospectus supplement dated January 28, 2011 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”

Dividend Equivalent. A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder (as defined in the product prospectus supplement).  Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Notes, may be treated as dividend equivalents.  If enacted in their current form, the regulations will impose a withholding tax on payments made on the Notes on or after January 1, 2014 that are treated as dividend equivalents.  In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.  Further, non-U.S. holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Notes in order to minimize or avoid U.S. withholding taxes.

Foreign Account Tax Compliance Act. The Internal Revenue Service has issued notices and the Treasury Department has issued final regulations affecting the legislation enacted on March 18, 2010 and discussed in the product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences—Supplemental U.S. Tax Considerations—Legislation Affecting Taxation of Notes Held By or Through Foreign Entities.”  Pursuant to the final regulations, withholding requirements with respect to payments made on the Notes will generally begin no earlier than January 1, 2014, and the withholding tax will not be imposed on payments pursuant to obligations outstanding on January 1, 2014. Account holders subject to information reporting requirements pursuant to the legislation may include holders of the Notes.  Holders are urged to consult their own tax advisors regarding the implications of this legislation and subsequent guidance on their investment in the Notes.

RBC Capital Markets, LLC

RBC Capital Markets®
EQUITY LINKED NOTE I RBC STRUCTURED NOTES GROUP
Bullish Barrier Booster Notes Linked to the EURO STOXX 50® Index, Due April 28, 2016

INVESTMENT THESIS

•	Receive a fixed return of 25% if the level of the Reference Asset increases from the Initial Level to the Final Level.
•	Receive a [110%-130%] leveraged return (to be determined on the Pricing Date) on any increase in the level of the Reference Asset over 25%.
•	Receive the principal amount if the level of the Reference Asset decreases by up to 25%.
•	Subject to one-for-one loss of the principal amount for any percentage decrease in the Reference Asset if the level of the Reference Asset decreases by more than 25%.

PRELIMINARY KEY TERMS

•	Reference Asset: EURO STOXX 500® Index (SX5E)
•	Leverage Factor: 110%-130% (to be determined on the Pricing Date)
•	Booster Coupon: 25% of the principal amount
•	Barrier Level: 75% of the Initial Level
•	Percentage Change: Final Level - Initial Level Initial Level

KEY RISK FACTORS

•	The notes are subject to Royal Bank of Canada’s credit risk.
•	The notes are not principal protected.
•	Your notes are likely to have limited liquidity.

TAX

•	Each investor will agree to treat the notes as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes, as described in more detail in the product supplement.

ORDER DEADLINE

•	RBCCM will accept orders to purchase the notes until April 25, 2013

CUSIP: 78008SN28	I	PRICING DATE: April 26, 2013	I	ISSUE DATE: April 30, 2013
IRS Circular 230 Notice:  To ensure compliance with IRS Circular 230, you are hereby notified that: (a) any discussion of federal tax issues contained or referred to herein is not intended or written to be used, and cannot be used, by you for the purpose of avoiding penalties that may be imposed on you under the Internal Revenue Code; (b) such discussion is written in connection with the promotion or marketing by us of the transactions or matters addressed herein; and (c) you should seek advice based on your particular circumstances from an independent tax advisor.